UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)         June 20, 2011

HIDDEN LADDER, INC..

(Exact name of registrant as specified in its charter)

Florida	333-165685	27-1933597
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2803 Isle Street, Rocklin, CA	95765
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code	(530) 409-0543

not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.03	Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

On June 3, 2011 the Board of Directors and majority shareholder of Hidden Ladder, Inc. approved Articles of Amendment to our Articles of Incorporation which, when effective will (a) affect a 12 for one forward stock split of our issued and outstanding common stock, and (b) change the name of the company to “Elite Nutritional Brands, Inc.”

In conjunction therewith, we filed Articles of Amendment to our Articles of Incorporation with the Secretary of State of Florida which will be effective time at the close of business on June 21, 2011.  The forward stock split will be distributed to all shareholders of record on June 20, 2011.  No cash will be paid or distributed as a result of the forward stock split and no fractional shares will be issued.  All fractional shares which would otherwise be required to be issued as a result of the stock split will be rounded up to the nearest whole share.  There will be no change in the par value of our common stock.

It is expected that our common stock will be quoted on the OTC Bulletin Board post split beginning at market open on June 22, 2011.  The name change will be effective in the market on June 27, 2011.  Our new CUSIP number of the effective date of the name change will be 28659B 100.  The trading symbol of our common stock on the OTC Bulletin Board will be changed to “ELIT” on the market effective date of the name change.

Item 9.01	Financial Statements and Exhibits.

(d)        Exhibits

3.3	Form of Articles of Amendment to the Articles of Incorporation as filed with the Secretary of State of Florida on June 3, 2011.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HIDDEN LADDER, INC.

Date: June 20, 2011	By: /s/ David Johnson
David Johnson